UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2024

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33089	82-0572194
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Park Avenue, 29th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EXLS	NASDAQ

Item 1.01.  Entry into a Material Definitive Agreement

On August 9, 2024, ExlService Holdings, Inc. (the “Company”) and certain subsidiaries of the Company entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with Citibank, N.A., as administrative agent, and the lenders party thereto, which amends the Amended and Restated Credit Agreement, dated as April 18, 2022 (as amended, restated, modified or supplemented, including by the Amendment, the “Credit Agreement”) by and among the Company and the other loan parties from time to time party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent. The purposes of the Amendment are to, among other things, (a) provide for a $100,000,000 increase to the revolving credit commitments available to the Company under the Credit Agreement such that the aggregate amount of revolving credit commitments available to the Company under the Credit Agreement is now equal to $500,000,000 and (b) provide for the issuance of a new term loan facility in the aggregate amount of $100,000,000 with an annual amortization of 5%. The increased credit facility under the Amendment continues to mature on April 18, 2027.

Depending on the type of borrowing, loans under the Credit Agreement bear interest at a rate equal to the alternate base rate or adjusted term SOFR (as such terms are defined in the Credit Agreement), plus, in each case, an applicable margin. The applicable margin for loans is tied to the Company’s total net leverage ratio with respect to loans pegged to the alternate base rate or the adjusted term SOFR.

The Credit Agreement contains customary affirmative and negative covenants, including a requirement to maintain an interest coverage ratio and total net leverage ratio, and customary events of default, the occurrence of which could result in an acceleration of obligations under the Credit Agreement.

Other than in respect of the Credit Agreement and related documents or as previously disclosed by the Company in its filings with the Securities and Exchange Commission, neither the Company nor any of its affiliates have any material relationship with any of the other parties to the Credit Agreement and related documents, other than that each of the lenders has performed, and may in the future perform, various commercial banking, investment banking, underwriting, trust and other financial advisory services for the Company and/or its affiliates, for which it has received, and will receive, only customary fees and expenses, and that from time to time the Company may provide services to one or more lenders in the ordinary course of business.

The foregoing description of the Amendment, and the Credit Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference, and the Credit Agreement, which has been previously filed by the Company.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Number	Description
10.1	First Amendment to Amended and Restated Credit Agreement, dated August 9, 2024, by and among the Company and the other loan parties party thereto, the lenders party thereto, and Citibank, N.A., as administrative agent.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: August 15, 2024	By:	/s/ Ajay Ayyappan
	Name:	Ajay Ayyappan
	Title:	Executive Vice President, General Counsel and Secretary